Exhibit 99.1

francesca’s® Raises Fourth Quarter 2014 Guidance based on Holiday Results

HOUSTON, Jan. 8, 2015 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq:FRAN) today announced that the Company has updated its guidance for the fourth quarter ending January 31, 2015 based on its holiday period sales performance and current expectations for the remainder of the quarter.

The Company now expects sales for the fourth quarter ending January 31, 2015 to be between $103.0 million and $105.0 million, including a low-single-digit decrease in comparable sales. This compares to previous guidance provided on December 10, 2014 of sales between $96.0 million and $102.0 million, including a decrease of 5% to 10% in comparable sales. Adjusted earnings per diluted share for the quarter, excluding costs related to our CEO transition (projected to be approximately $0.03), are expected to be in the range of $0.17 to $0.20 for the fourth quarter ending January 31, 2015, compared to the Company's previous guidance of $0.13 to $0.19.

Mike Barnes, francesca's® Chairman, President, and Chief Executive Officer commented, "We are pleased with our sales results through the first two months of the quarter. Our customers responded favorably to our broad assortment of seasonal and holiday product offerings, particularly in our giftable categories. For the remainder of the quarter, we plan to diligently move through excess inventory and clearance product, particularly in apparel. As we stated in our last conference call, we expect these actions to result in a gross margin decline of 475 to 525 basis points during the quarter as compared to last year. We believe this will enable us to enter FY 2015 in a better position with cleaner inventory and an appropriate amount of newness in our boutiques."

The Company management plans to attend the 17th Annual ICR XChange Conference to be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on Monday, January 12, 2015 and Tuesday, January 13, 2015.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 1, 2014 filed with the Securities and Exchange Commission on March 28, 2014 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward- looking statement. Financial schedules are attached to this release.

The Company may not issue future press releases discussing sales trends such as this one other than associated with routine quarterly and annual financial reporting.

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP adjusted earnings per diluted share, a non-GAAP financial measure. We have not reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure as at the time of this press release the value of the adjustment to the GAAP financial measure is not yet available without unreasonable efforts.   We believe that this non-GAAP financial measure not only provides our management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, this non-GAAP financial measure allows investors to better understand the performance of our business and facilitate a meaningful evaluation of our diluted earnings per share guidance on a comparable basis with our 2013 results. This non-GAAP measure should be considered a supplement to, and not as a substitute for, or superior to, a financial measure calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 538 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Mark Vendetti
646-277-1214	832-494-2315
Mark.Vendetti@francescas.com